EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-133184 on Form S-1 and the Registration Statement No. 333-136297 on Form S-1 of Neiman Marcus, Inc. and in the related Prospectus Supplements filed pursuant to Rule 424(b) of our reports dated October 1, 2010, with respect to the consolidated financial statements and schedule of Neiman Marcus, Inc. and the effectiveness of internal control over financial reporting of Neiman Marcus, Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 2010.

/s/ ERNST & YOUNG LLP

Dallas, Texas

October 1, 2010